Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS RECORD FINANCIAL RESULTS

FOR FISCAL 2014 SECOND QUARTER

—Net Sales of $67 Million, Gross Margin of 61%, EPS of $0.46 - All the Highest in Company History; Fiscal 2014 Guidance Revised Upward—

Philadelphia, PA — February 6, 2014 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2014 second quarter and six months ended December 31, 2013.

For the fiscal 2014 second quarter, net sales rose 84% to $67.3 million from $36.6 million in last year’s second quarter.  Gross profit more than tripled to $41.0 million, or 61% of net sales, from $13.4 million, or 37% of net sales, for the fiscal 2013 second quarter.  Research and development (R&D) expenses increased to $5.8 million from $3.6 million for the fiscal 2013 second quarter.  Selling, general and administrative (SG&A) expenses were $9.9 million, compared with $5.2 million in the same quarter of the prior year.  Operating income grew substantially to $25.4 million from $4.7 million for the second quarter of fiscal 2013.  Net income attributable to Lannett Company grew nearly six-fold to $16.6 million, or $0.46 per diluted share, from $2.9 million, or $0.10 per diluted share.

“For the fiscal 2014 second quarter, we recorded the highest net sales, gross margin and net income in our company’s history,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Our excellent financial performance was driven by price increases, strong sales of existing products and favorable product mix.  The successful recent stock offering and newly established $50 million credit facility provide liquidity to fund our future growth, which includes the development of our deep pipeline as well as potential acquisitions.  We continue to believe our company’s future is very bright.”

Bedrosian added, “We have now recorded five consecutive quarters of record sales, crossed the billion dollar market cap threshold and, in December, began trading on the New York Stock Exchange.”

For the first six months of fiscal 2014, net sales rose 57% to $113.2 million from $71.9 million for the first six months of fiscal 2013.  Cost of sales for the first six months of fiscal 2014 included a non-recurring, pre-tax charge of $20.1 million related to the previously announced contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP) to continue as the exclusive distributor in the United States of three JSP products.  Accordingly, gross profit was $42.3 million, or 37% of net sales.  Excluding the JSP contract renewal charge, gross profit was $62.4 million, or 55% of net sales, compared with $27.0 million, or 38% of net sales, for the first six months of fiscal 2013.  R&D expenses increased to $10.5 million, compared with $7.3 million for the fiscal 2013 period.  SG&A expenses increased to $17.1 million, compared with $11.3 million in the same period of the prior year.  Operating income was $14.7 million.  Excluding the JSP contract renewal charge, operating income grew to $34.8 million from $8.4 million in the first half of fiscal 2013.

For the first six months of fiscal 2014, net income attributable to Lannett Company grew to $10.6 million, or $0.31 per diluted share.  Adjusted net income, which excludes the impact of the non-recurring JSP contract renewal charge equal to $12.6 million after-tax, was $23.2 million, or $0.69 per diluted share, compared to net income attributable to Lannett Company of $5.8 million, or $0.20 per diluted share, for the first six months of the prior year.  The first six months of fiscal 2013 included a favorable pre-tax litigation settlement of $1.3 million, equal to $0.03 per diluted share.

Guidance for Fiscal 2014

Based on Lannett’s current outlook, the company revised upward its financial guidance for the fiscal 2014 full year as follows:

•                  Net sales in the range of $275 million to $285 million, up approximately 12% from previous guidance of $245 million to $255 million;

•                  Gross margin as a percentage of net sales of approximately 61% to 63%, up 4 percentage points from 57% to 59%;

•                  R&D expense in the range of $30 million to $32 million, up from $27 million to $29 million;

•                  SG&A expense ranging from $39 million to $41 million, up from $35 million to $37 million;

•                  The full year effective tax rate to be in the range of 36% to 38%, unchanged from previous guidance; and

•                  Capital expenditures in fiscal 2014 in the range of $28 million to $32 million, unchanged from previous guidance, which includes $15 million for the purchase and partial fit-out of two buildings recently acquired by the company.

The company noted that its guidance for fiscal 2014 does not include the impact of the JSP contract extension, which resulted in the non-recurring pre-tax charge of $20.1 million recorded in the first quarter of fiscal 2014.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2014 second quarter ended December 31, 2013.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 36559881.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2014, expected product approvals, potential acquisitions, the successful commercialization of products in development and products included in the contract extension with Jerome Stevens Pharmaceuticals, Inc., product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$67,326	$36,564	$113,155	$71,858
Cost of sales	26,284	23,143	50,707	44,811
JSP contract renewal cost	—	—	20,100	—
Gross profit	41,042	13,421	42,348	27,047
Operating expenses:
Research and development	5,785	3,572	10,530	7,336
Selling, general, and administrative	9,890	5,155	17,069	11,326
Total operating expenses	15,675	8,727	27,599	18,662
Operating income	25,367	4,694	14,749	8,385
Other income (expense):
Foreign currency gain	—	—	—	3
Gain (loss) on sale of assets	7	(112)	(55)	(42)
Gain on investment securities	1,102	71	1,565	305
Litigation settlement	—	—	—	1,250
Interest and dividend income	49	27	95	62
Interest expense	(46)	(72)	(104)	(135)
Other	(87)	—	(87)	—
Total other income (expense)	1,025	(86)	1,414	1,443
Income before income tax	26,392	4,608	16,163	9,828
Income tax expense	9,800	1,749	5,558	4,026
Net income	16,592	2,859	10,605	5,802
Less: Net income attributable to noncontrolling interest	26	(22)	34	(5)
Net income attributable to Lannett Company, Inc.	$16,566	$2,881	$10,571	$5,807

Earnings per common share attributable to Lannett Company, Inc.
Basic	$0.48	$0.10	$0.33	$0.21
Diluted	$0.46	$0.10	$0.31	$0.20

Weighted average common shares outstanding:
Basic	34,677,426	28,347,464	32,131,831	28,312,989
Diluted	36,276,326	28,450,597	33,561,454	28,424,027

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	December 31, 2013	June 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$94,387	$42,689
Investment securities	11,463	8,461
Accounts receivable, net	51,412	26,413
Inventories, net	35,756	32,531
Deferred tax assets	9,013	4,874
Other current assets	2,344	1,161
Total current assets	204,375	116,129
Property, plant and equipment, net	53,295	40,141
Intangible assets, net	1,414	2,547
Deferred tax assets	12,155	8,005
Other assets	414	930
TOTAL ASSETS	$271,653	$167,752

LIABILITIES
Current liabilities:
Accounts payable	$19,261	$22,668
Accrued expenses	4,393	2,697
Accrued payroll and payroll related	6,027	6,910
Income taxes payable	4,539	154
Current portion of long-term debt	276	670
Total current liabilities	34,496	33,099
Long-term debt, less current portion	1,074	5,844
TOTAL LIABILITIES	35,570	38,943
Commitment and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 50,000,000 shares authorized; 35,298,489 and 29,284,592 shares issued; 34,862,576 and 28,848,679 shares outstanding at December 31, 2013 and June 30, 2013, respectively)	35	29
Additional paid-in capital	200,729	104,075
Retained earnings	37,124	26,553
Accumulated other comprehensive loss	(38)	(47)
Treasury stock (435,913 shares at December 31, 2013 and June 30, 2013)	(2,034)	(2,034)
Total Lannett Company, Inc. stockholders’ equity	235,816	128,576
Noncontrolling interest	267	233
Total stockholders’ equity	236,083	128,809
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$271,653	$167,752